Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Keane Group, Inc.:

We consent to the use of our report dated March 20, 2017, with respect to the consolidated balance sheets of Keane Group Holdings, LLC and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive loss, changes in members’ equity, and cash flows for the years then ended, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the Registration Statement.

(signed) KPMG LLP

Houston, Texas

January 9, 2018